OrthoPediatrics Corp. Reports Second Quarter 2024 Financial Results and Reaffirms Full Year 2024 Revenue Guidance

Record Second Quarter 2024 Revenue Increased 33% Year-over-Year

WARSAW, Ind., August 5, 2024 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 and Recent Business Highlights
•Helped a record 32,000 children in the second quarter of 2024, an increase of 52% from the second quarter 2023
•Generated record total revenue of $52.8 million for the second quarter of 2024, up 33% from $39.6 million in second quarter 2023; domestic revenue increased 39% and international revenue increased 16% in the quarter
•Grew worldwide Trauma & Deformity revenue 37%, worldwide Scoliosis revenue 26%; Sports Medicine/Other revenue increased 17% in the second quarter of 2024 compared to the second quarter of 2023
•Received Breakthrough Device Designation from FDA for eLLiTM Growing Rod System, an implant designed to address severe pathology associated with Early Onset Scoliosis (EOS)
•Continued top tier sponsorship support of the combined 2024 Pediatric Orthopaedic Society of North America ("POSNA") and European Paediatric Orthopaedic Society ("EPOS") with Emerald sponsorship at annual meeting
•Announced financing providing up to $100 million of capital, strengthening balance sheet through a term loan and private placement of convertible notes from Braidwell, LP
•Reaffirmed full year 2024 revenue guidance of $200.0 million to $203.0 million, representing growth of 34% to 36% compared to prior year

David Bailey, President & CEO of OrthoPediatrics, commented, “I am excited about our productive start to the year. We are executing across the business in a normalized Children's hospital environment to deliver healthy revenue growth and increased operating leverage. Our clinically differentiated product portfolio is driving continued market share gains. We are capitalized to achieve cash flow breakeven and uniquely positioned to continue investing in transformative product development and in our OPSB expansion strategy, while we generate operating cash flow that we expect will support next year's planned set builds."

Second Quarter 2024 Financial Results
Total revenue for the second quarter of 2024 was $52.8 million, a 33% increase compared to $39.6 million for the same period last year. U.S. revenue for the second quarter of 2024 was $41.2 million, a 39% increase compared to $29.6 million for the same period last year, representing 78% of total revenue. The increase in revenue in the second quarter of 2024 was driven primarily by organic growth in Trauma and Deformity and Scoliosis products as well as the addition of Boston O&P. International revenue for the second quarter of 2024 was $11.6 million, a 16% increase compared to $10.0 million for the same period last year, representing 22% of total revenue. Growth in the quarter was primarily driven by Trauma and Deformity, domestic Scoliosis, partially offset by negative international Scoliosis.

Trauma and Deformity revenue for the second quarter of 2024 was $37.8 million, a 37% increase compared to $27.5 million for the same period last year. This growth was driven primarily by growth across numerous product lines, specifically Pega systems, PNP Tibia, ExFix, and OPSB, coupled with the addition of Boston O&P. Scoliosis revenue was $13.7 million, a 26% increase compared to $10.9 million for the second quarter of 2023. The growth was driven by increased number of users of our spine systems, and RESPONSE, as well as the addition of Boston O&P, partially offset by negative growth in international Scoliosis. Sports Medicine/Other revenue for the second quarter of 2024 was $1.3 million, a 17% increase compared to $1.2 million for the same period last year.

Gross profit for the second quarter of 2024 was $40.8 million, a 36% increase compared to $30.0 million for the same period last year. Gross profit margin for the second quarter of 2024 was 77%, compared to 76% for the same period last year. The change in gross margin was primarily driven by higher domestic growth combined with lower international set sales as well as favorable purchase price variance release.

Total operating expenses for the second quarter of 2024 were $46.5 million, a 30% increase compared to $35.6 million for the same period last year. The increase was mainly driven by the addition of Boston O&P, as well as increased commission expense and incremental personnel required to support the ongoing growth of the Company.

Sales and marketing expenses increased $3.1 million, or 23%, to $16.6 million in the second quarter of 2024. The increase was driven primarily by increased sales commission expenses coupled with additional employees to support the OPSB.

Research and development expenses decreased $0.4 million, or 14%, to $2.5 million in the second quarter of 2024. The decrease was driven by timing of external development expenses.

General and administrative expenses increased $8.2 million, or 43%, to $27.3 million in the second quarter of 2024. The increase was driven primarily by the addition of Boston O&P, increased depreciation and amortization as well as personnel and resources to support the continued expansion of the business.

Total other expense was $0.4 million for the second quarter of 2024, compared to $2.3 million of other income for the same period last year. The change was due primarily to the favorable fair value adjustment of contingent consideration in the second quarter of 2023, which did not repeat in 2024 as well as additional interest expense related to the term loan with MidCap.

Net loss for the second quarter of 2024 was $6.0 million, compared to $2.9 million for the same period last year. Net loss per share for the period was $0.26 per basic and diluted share, compared to $0.13 per basic and diluted share for the same period last year.

Adjusted EBITDA for the second quarter of 2024 was $2.6 million as compared to $2.3 million for the second quarter of 2023.

Weighted average basic and diluted shares outstanding for the three months ended June 30, 2024, was 23,145,064 shares.

As of June 30, 2024, cash, cash equivalents, short-term investments and restricted cash were $30.9 million compared to $82.3 million as of December 31, 2023. Cash usage in the second quarter 2024 includes $5.5 million paid for one time events. Additionally, the Company has signed a private financing arrangement with Braidwell, LP, consisting of a term loan and private placement of convertible notes that will provide up to $100 million of capital. Terms of the financing include a $50 million term loan and $50 million of convertible notes. The term loan consists of an initial term loan of $25 million and access to a delayed draw term loan facility for an additional $25 million. The financing is expected to fund on or around August 12, 2024. In connection with the financing, the Company has approved a stock repurchase program of up to $5 million in value of outstanding common stock. The proceeds from the financing will be used to repay outstanding debt of approximately $10 million, transaction fees incurred in connection with the financing, potential stock repurchases, and general corporate purposes and working capital needs.

Full Year 2024 Financial Guidance
For the full year of 2024, the Company reiterated its revenue guidance of $200.0 million to $203.0 million, representing growth of 34% to 36% over 2023 revenue. The Company reiterated annual set deployment to be less than $20.0 million and reiterated $8.0 million to $9.0 million of Adjusted EBITDA for the full year of 2024.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, August 6, 2024, at 8:00 a.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, such as the impact of widespread health emergencies, such as COVID-19 and respiratory syncytial virus, and the other risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 8, 2024, as updated and supplemented by our other SEC reports filed from time to time, that may cause our results, activity levels, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements;. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as organic revenue, adjusted loss per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Sales on an organic basis excludes from our reported net revenue growth the impacts of revenue from any acquired business that have been owned for less than one year. We believe that providing the non-GAAP organic revenue is useful as a way to measure and evaluate our underlying performance consistently across the periods presented. Adjusted loss per share in this press release represents diluted loss per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, acquisition related costs, and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions. We believe that providing the non-GAAP diluted loss per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted loss per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP net revenue to non-GAAP organic revenue, GAAP diluted loss per share to non-GAAP diluted loss and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 71 systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Trip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Thousands, Except Share Data)

	June 30, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$28,927	$31,055
Restricted cash	1,963	1,972
Short-term investments	—	49,251
Accounts receivable - trade, net of allowances of $1,026 and $1,373, respectively	42,028	34,617
Inventories, net	116,366	105,851
Prepaid expenses and other current assets	4,499	3,750
Total current assets	193,783	226,496

Property and equipment, net	53,482	41,048

Other assets:
Amortizable intangible assets, net	67,848	69,275
Goodwill	90,512	83,699
Other intangible assets	18,669	15,287
Other non-current assets	6,467	2,940
Total other assets	183,496	171,201

Total assets	$430,761	$438,745

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	17,002	12,649
Accrued compensation and benefits	12,616	11,325
Current portion of long-term debt with affiliate	156	152
Current portion of acquisition installment payable	1,304	10,149
Other current liabilities	8,491	7,391
Total current liabilities	39,569	41,666

Long-term liabilities:
Long-term debt, net of current portion	9,250	9,297
Long-term debt with affiliate, net of current portion	532	611
Acquisition installment payment, net of current portion	2,371	3,551
Deferred income taxes	4,739	5,483
Other long-term liabilities	3,007	1,112
Total long-term liabilities	19,899	20,054

Total liabilities	59,468	61,720

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 24,216,738 shares and 23,378,408 shares issued as of June 30, 2024 and December 31, 2023, respectively	6	6
Additional paid-in capital	593,087	580,287
Accumulated deficit	(211,576)	(197,742)
Accumulated other comprehensive loss	(10,224)	(5,526)
Total stockholders' equity	371,293	377,025

Total liabilities and stockholders' equity	$430,761	$438,745

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenue	$52,802	$39,559	$97,487	$71,147
Cost of revenue	12,003	9,534	24,514	17,561
Gross profit	40,799	30,025	72,973	53,586

Operating expenses:
Sales and marketing	16,593	13,533	30,762	26,082
General and administrative	27,329	19,112	52,059	36,269
Research and development	2,543	2,966	5,541	5,412
Total operating expenses	46,465	35,611	88,362	67,763

Operating loss	(5,666)	(5,586)	(15,389)	(14,177)

Other expense (income):
Interest expense, net	261	294	898	84
Fair value adjustment of contingent consideration	—	(2,304)	—	(2,974)
Other expense (income), net	120	(289)	96	(620)
Total other expense (income), net	381	(2,299)	994	(3,510)

Loss before income taxes	$(6,047)	$(3,287)	(16,383)	(10,667)
Provision for income taxes (benefit)	(18)	(401)	(2,549)	(975)
Net loss	$(6,029)	$(2,886)	$(13,834)	$(9,692)
Weighted average common stock - basic and diluted	23,145,064	22,704,723	22,982,921	22,587,022
Net loss per share – basic and diluted	$(0.26)	$(0.13)	$(0.60)	$(0.43)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Six Months Ended June 30,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(13,834)	$(9,692)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,807	7,928
Stock-based compensation	5,738	5,415
Fair value adjustment of contingent consideration	—	(2,974)
Accretion of acquisition installment payable	537	812
Deferred income taxes	(2,955)	(975)
Changes in certain current assets and liabilities:
Accounts receivable - trade	(4,583)	(8,964)
Inventories, net	(10,420)	(11,860)
Prepaid expenses and other current assets	(403)	72
Accounts payable - trade	4,150	9,724
Accrued expenses and other liabilities	959	1,325
Other	(1,778)	(1,645)
Net cash used in operating activities	(12,782)	(10,834)

INVESTING ACTIVITIES
Acquisition of Boston O&P, net of cash acquired	(20,693)	—
Acquisition of MedTech	—	(3,097)
Sale of short-term marketable securities	49,855	72,347
Purchase of short-term marketable securities	—	(44,600)
Purchases of property and equipment	(13,144)	(10,563)
Net cash provided by investing activities	16,018	14,087

FINANCING ACTIVITIES
Installment payment for ApiFix	(2,250)	(2,000)
Installment payment for MedTech	(1,250)	—
Payments on acquisition note	(928)	—
Payment of debt issuance costs	(343)	—
Payments on mortgage notes	(71)	(71)
Net cash used in financing activities	(4,842)	(2,071)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(531)	(335)

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,137)	847

Cash, cash equivalents and restricted cash, beginning of period	$33,027	$10,462
Cash, cash equivalents and restricted cash, end of period	$30,890	$11,309

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$760	$11
Transfer of instruments from property and equipment to inventory	$281	$367
Issuance of common shares for ApiFix installment	$6,929	$6,178
Issuance of common shares for MedTech installment	$133	$2,274
Right-of-use assets obtained in exchange for lease liabilities	$—	$293
Debt issuance costs not yet paid	$67	$—

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by geographic location:	2024	2023	2024	2023
U.S.	$41,249	$29,587	$75,554	53,388
International	11,553	9,972	21,933	17,759
Total	$52,802	$39,559	$97,487	$71,147

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by category:	2024	2023	2024	2023
Trauma and deformity	$37,771	$27,514	71,073	50,909
Scoliosis	13,682	10,893	23,886	17,966
Sports medicine/other	1,349	1,152	2,528	2,272
Total	$52,802	$39,559	$97,487	$71,147

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(6,029)	$(2,886)	$(13,834)	$(9,692)
Interest expense (income), net	261	294	898	84
Other income	120	(289)	96	(620)
Provision for income taxes (benefit)	(18)	(401)	(2,549)	(975)
Depreciation and amortization	4,779	4,080	9,807	7,928
Stock-based compensation	2,939	3,303	5,738	5,415
Fair value adjustment of contingent consideration	—	(2,304)	—	(2,974)
Acquisition related costs	142	199	387	199
Nonrecurring Pega conversion fees	—	—	—	277
Minimum purchase commitment cost	433	276	976	576
Adjusted EBITDA	$2,627	$2,272	$1,519	$218

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Loss per share, diluted (GAAP)	$(0.26)	$(0.13)	$(0.60)	$(0.43)
Accretion of interest attributable to acquisition installment payable	—	0.02	0.01	0.04
Fair value adjustment of contingent consideration	—	(0.10)	—	(0.13)
Acquisition related costs	0.01	0.01	0.02	0.01
Nonrecurring Pega conversion fees	—	—	—	0.01
Minimum purchase commitment cost	0.02	0.01	0.04	0.03
Loss per share, diluted (non-GAAP)	$(0.23)	$(0.19)	$(0.53)	$(0.47)